EXHIBIT 23.2


Board of Directors
NuWave Health Products, Inc.

We consent to the use of our reports included herein and to the reference to our firm under the heading "experts" in the prospectus.


/s/ KIRKLAND, RUSS, MURPHY & TAPP
Kirkland, Russ, Murphy & Tapp



Clearwater, Florida
May 10, 2000